Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2009, with respect to the balance sheets of ARCA biopharma, Inc. as of December 31, 2008 and 2007, and the related statements of operations, preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2008, and for the period from December 17, 2001 (inception) to December 31, 2008, which report appears in the Form 8-K/A (Amendment No. 2), filed March 31, 2009, to the Current Report on Form 8-K filed by ARCA biopharma, Inc. on January 28, 2009.

/s/    KPMG LLP

Boulder, CO

August 19, 2009